Exhibit 99.1

ROI Land Investments kicks off its Hill Pond Property Project in Colorado with Master and Civil engineering plans for more than 1,000 residential units

Montreal, December 22, 2017/CNW Telbec/ - ROI Land Investments Ltd. (OTCQB: ROII) (“ROI”) is pleased to announce that the Hill Pond Property Project in Colorado will advance to a new phase in early 2018. This next step will involve the development of the master plan and civil engineering plans for the project, which is set to build more than 1,000 new residential units and related commercial spaces over the coming years.

“The master and civil engineering plans represent a critical step in the execution of the project. Before submitting the plans to City of Evans authorities and engineers, we’ll be working hard to develop them over the first months of 2018. Subsequently, we’ll undertake the document analysis and review process with the municipal authorities, which we expect to lead to the approval of these plans,” says Stéphane Boivin, Chief Operating Officer. “With the master plan, we’ll determine how the land will be developed overall, including the areas where at least 1,000 new residential units will be built, how these areas will break down by housing type (single-family houses, townhouses, condos, etc.) and where public, institutional and commercial spaces will be developed.”

Once the master and civil engineering plans have been approved, ROI will conclude a Development Agreement with the City of Evans and infrastructure development (waterworks, sewers, streets, etc.) will begin so buildable lots can be sold. In addition, the project management team will work on financing and home builder preselection in the coming year.

Demographic Trends

The latest population trend study indicates that several Colorado municipalities will experience faster population growth and attract a larger proportion of the approximately three million new residents to the state in the next 35 years. The population of Evans is expected to double during this period. Two determining factors will be the price and quality of residential real estate supply and the rate of growth of local businesses.

“The residential housing market is expected to remain strong. We’re confident that our Hill Pond project is well located near Fort Collins, Greeley and Denver, where IT and other industries are growing. Our plans should be approved by the City of Evans so that our project can meet the needs of many new families who will choose to live in Colorado in the coming years,” added Mr. Boivin.

About ROI Land Investments Ltd.

ROI Land Investments (ROI) participates in the early stages of real estate development. The Company acquires raw land free of zoning restrictions in locations positioned to benefit from unique economic catalysts. ROI also manages the permitting process, oversees the construction of infrastructure and works closely with established developers to bring projects to completion. The Company has projects underway in North America and the UAE. www.roilandinvestments.com

SAFE HARBOR AND INFORMATIONAL STATEMENT

This press release may contain forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial conditions or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.

The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including the risk disclosed in the company’s statements and reports filed with the OTC Markets.

Source: ROI Land Investments, Ltd.

View original content: http://www.newswire.ca/news-releases/archive/December2017/22/c7353.html

For more information: ACJ Communication, daniel.granger@acjcommunication.com, 514-840-7990, 514-232-1556

CO: ROI Land Investments, Ltd.

CNW 07: 11e 22-DEC-17